Exhibit 99.1

               Qualstar Reports Fiscal 2006 First Quarter Results


    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Nov. 2, 2005--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the first quarter of fiscal 2006 ended September 30, 2005.
    Revenues for the first quarter of fiscal 2006 were $6.1 million, compared to $6.3 million for the same quarter of the prior year. The decrease in revenues was due primarily to lower sales of tape libraries and drives incorporating AIT, SAIT and SDLT tape technology, partially offset by higher sales of tape libraries and drives incorporating LTO tape technology, tape media and power supplies. Gross margin in the fiscal 2006 first quarter was 31.2 percent, compared to 37.0 percent in the year-ago quarter. The decline in gross margin was primarily related to increased labor and material costs partially due to a change in product mix and increased competitive pricing pressures.
    Research and development expenses for the first quarter of fiscal 2006 were $719,000, or 11.8 percent of revenues, compared to $954,000, or 15.1 percent of revenues, for the year-ago quarter. The decrease in research and development expenses was due primarily to lower compensation expenses. Sales and marketing expenses in the 2006 fiscal first quarter were $757,000, or 12.4 percent of revenues, compared to $847,000, or 13.4 percent of revenues, in the same quarter last year. The decrease in sales and marketing expenses was attributed primarily to lower promotion expenses. General and administrative expenses in the first quarter of fiscal 2006 were $910,000, or 14.9 percent of revenues, compared to $932,000, or 14.8 percent of revenues, for the first quarter of fiscal 2005. The decrease in general and administrative expenses in absolute dollars in the first quarter of fiscal 2006 was due primarily to lower compensation expenses.
    Qualstar reported a loss from operations of $482,000 in the first quarter of fiscal 2006, compared to a loss from operations of $400,000 for last year's fiscal first quarter. The Company reported a net loss of $211,000, or $(0.02) per basic and diluted share, for the first quarter of fiscal 2006, compared with a net loss of $236,000, or $(0.02) per basic and diluted share, for last year's first quarter.
    Cash, cash equivalents and marketable securities were $33.9 million at September 30, 2005, compared with $34.1 million at June 30, 2005. Days sales outstanding (DSOs) were approximately 50 days at September 30, 2005, compared to approximately 48 days at June 30, 2005. Inventory turns were 2.3 times on an annualized basis for the period ended September 30, 2005, compared to 2.5 times on an annualized basis for the period ended June 30, 2005.
    "Our first quarter operating performance was at the high end of our forecast, and our cash position held strong, as our business remained on track," said Bill Gervais, president and chief executive officer of Qualstar. "Once again, LTO-based libraries and our power supply business showed particular strength compared to last year's first quarter.
    "Work is continuing on our next generation of tape libraries, including verification and interface testing, and we plan to provide further updates as we complete important project milestones. In the meantime, we are committed to providing our customers with a wide range of versatile, efficient and reliable tape automation products," said Mr. Gervais.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2006 first quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 866-249-5225 or 303-262-2004. An audio replay will be available through November 9, 2005, by calling 800-405-2236 or 303-590-3000, and entering passcode 11041887.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design, yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Original Equipment Manufacturers and Distributors. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the Nasdaq National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO and SAIT tape drives; whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful; whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for tape libraries or other Qualstar products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.


                       QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (in thousands, except per share amounts)
                           (UNAUDITED)


                                                    Three Months Ended
                                                       September 30,
                                                      2005      2004
                                                    -------- ---------

Net revenues                                         $6,102    $6,305

Cost of goods sold                                    4,198     3,972
                                                    -------- ---------

Gross profit                                          1,904     2,333
                                                    -------- ---------

Operating expenses:
        Research and development                        719       954
        Sales and marketing                             757       847
        General and administrative                      910       932
                                                    -------- ---------
            Total operating expenses                  2,386     2,733
                                                    -------- ---------

Loss from operations                                   (482)     (400)

Investment Income                                       271       164
                                                    -------- ---------

Loss before income taxes                               (211)     (236)

Provision for income taxes                                -         -
                                                    -------- ---------

Net Loss                                              $(211)    $(236)
                                                    ======== =========

Loss per share:
        Basic                                        $(0.02)   $(0.02)
                                                    ======== =========
        Diluted                                      $(0.02)   $(0.02)
                                                    ======== =========

Shares used to compute loss per share:
        Basic                                        12,253    12,604
                                                    ======== =========
        Diluted                                      12,253    12,604
                                                    ======== =========



                       QUALSTAR CORPORATION
               CONDENSED CONSOLIDATED BALANCE SHEETS
                         (in thousands)


                                                   Sep 30,   June 30,
                                                    2005       2005
         ASSETS                                  (Unaudited) (Audited)
                                                 ----------- ---------

Current assets:
        Cash and cash equivalents                   $11,598   $12,210
        Marketable securities                        22,307    21,854
        Receivables, net of allowances of $227
         as of September 30, 2005 and $248 as of
         June 30, 2005                                3,321     3,532
        Inventories                                   7,150     7,157
        Prepaid expenses and other current assets       766       452
        Prepaid income taxes                            642       640
        Deferred income taxes                             -         -
                                                 ----------- ---------

            Total current assets                     45,784    45,845
                                                 ----------- ---------

Property and equipment, net                           1,164     1,188
Other assets                                            323       190
                                                 ----------- ---------

            Total assets                            $47,271   $47,223
                                                 =========== =========

LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
        Accounts payable                             $1,164      $763
        Accrued payroll and related liabilities         348       496
        Other accrued liabilities                     1,386     1,311
                                                 ----------- ---------

            Total current liabilities                 2,898     2,570
                                                 ----------- ---------

Shareholders' equity:
        Common stock, no par value; 50,000 shares
         authorized, 12,253 and 12,253 shares
         issued and outstanding as of September
         30, 2005 and June 30, 2005, respectively    18,370    18,370
        Accumulated other comprehensive loss           (263)     (159)
        Paid in capital                                  35         -
        Retained earnings                            26,231    26,442
                                                 ----------- ---------
            Total shareholders' equity               44,373    44,653
                                                 ----------- ---------

            Total liabilities and shareholders'
             equity                                 $47,271   $47,223
                                                 =========== =========

    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Financial Relations Board
             Laurie Berman, 310-854-8315 (General Information) lberman@financialrelationsboard.com